Exhibit 99.2

PARTICIPANTS

Corporate Participants

Mark R. Klausner – Managing Partner, Westwicke Partners LLC

Kenneth Michael Reali – President, Chief Executive Officer & Director, Baxano Surgical, Inc.

Joseph P. Slattery – Chief Financial Officer & Executive Vice President, Baxano Surgical, Inc.

Other Participants

Matt S. Miksic – Analyst, Piper Jaffray, Inc.

Greg P. Chodaczek – Analyst, First Analysis Securities Corp.

Jason H. Wittes – Analyst, Brean Capital LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon, ladies and gentlemen and welcome to Baxano Surgical Conference Call. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host Mr. Mark Klausner of Westwicke Partners.

Mark R. Klausner, Managing Partner, Westwicke Partners LLC

Thanks, operator. Joining us on today’s call are Baxano Surgical’s President and Chief Executive Officer, Ken Reali; and his Executive Vice President and Chief Financial Officer, Joe Slattery. Before we begin, I would like to caution listeners with certain information discussed by management during this conference call will include forward-looking statements covered under the Safe Harbor Provisions and the Private Securities and Litigation Reform Act of 1995.

Actually results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with company’s business. The company undertakes no obligation to update information provided on this call. For discussion of risks and uncertainties associated with Baxano Surgical’s business, I encourage you to review the company’s filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2012, the Form 10-Q for the quarter ended March 31, 2013, the Form 10-Q for the quarter ended June 30, 2013 which company plans to file with the SEC on or about August 14, 2013 ,and the Form 8-K filed with our earnings release.

Baxano Surgical disclaims any obligation to provide any forward-looking statements – to update any forward-looking statements made during the course of this call. In addition, please note that we will discuss certain non-GAAP and pro forma financial measures on this call which should be considered as supplement to, and not a substitute for financial measures prepared in accordance with GAAP.

A reconciliation of these non-GAAP and pro forma measures to the comparable GAAP measures is included in the earnings release posted on our website at www.baxanosurgical.com in the Investor Relations section.

With that, it’s my pleasure to turn the call over to Baxano Surgical’s CEO, Ken Reali.

Kenneth Michael Reali, President, Chief Executive Officer & Director

Thank you, Mark. On today’s call, I will review the second quarter operating results for the new Baxano Surgical, and then Joe will discuss our financial results in greater detail. I will then provide some additional color on the progress we are making on our key operating priorities for 2013.

During the second quarter, Baxano Surgical reported $3.9 million in revenue since the merger of TranS1 and Baxano Incorporated closed on May 31, we did not own both businesses for the full quarter.

On a pro forma basis, revenue would have been $5.7 million for this quarter, in line with our guidance of $5.6 million to $6.3 million. Our surgeon customers completed 153 domestic AxiaLIF procedures, up from the 132 in the prior quarter. This represented our first quarter of meaningful sequential domestic case growth since early 2009 when the Category III code was put in place.

Since the Category I code became effective on January 1 of this year, we have continued to work on broadening reimbursement coverage and are beginning to see the results of these efforts as we have experienced increasing numbers of AxiaLIF comeback surgeons. 69 VEO cases were performed in the quarter, a strong sequential uptick from the prior quarter demonstrating our continuing market acceptance.

679 iO-Flex cases were performed in the quarter, down sequentially and slightly up year-over-year. iO-Flex case count was impacted by the integration. We are beginning to see a rebound in procedure volume and believe strongly in the future prospects for this product.

Our cash and investments increased $5 million this quarter to $19.7 million, due to the $17.2 million financing completed in conjunction with the merger, offset by cash used in operations and merger-related expenditures.

Since the Baxano acquisition closed on May 31, we have been working diligently on integration and we’ve already taken many steps to realize the anticipated cost synergies. We believe we’ve already realized over $3 million in cost synergies during this past quarter. As an example of these efforts, head count now stands at 139, down 17 employees since the announcement of the acquisition.

We have selected our sales leadership and management and the designated sales people for each respective territory. We’ve also made significant progress in cross training our sales team. Back office operations integration is also continuing to progress smoothly. At the end of the quarter, we executed the final agreement with the U.S. Department of Justice related to the subpoena issued in October 2011.

As previously announced, we agreed with the staff of the Department of Justice to settle this matter for $6 million and accrued this amount in the fourth quarter of 2012. The $6 million settlement plus accrued interest of 2% will be paid in nine quarterly installments which began in July 2013. As part of the settlement, Baxano Surgical has entered into a corporate integrity agreement with the HHS-OIG. Under this agreement, we are obligated to maintain our established compliance program and undertake a series of compliance related obligations, including training and monitoring procedures and demonstrated maintenance of compliance obligations for the next five years. This has been a long process for us and we are pleased to put this behind us and return our full focus to running the business.

I would now like to turn the call over to Joe to review the financial results from the second quarter. Joe?

Joseph P. Slattery, Chief Financial Officer & Executive Vice President

Thanks, Ken. I’d like to begin today by briefly reviewing our recorded financial results and to reflect the closing of the Baxano acquisition on May 31. I will then review the pro forma results for the combined company as if Baxano had been owned in all periods discussed.

For the second quarter, we reported worldwide revenues of $3.9 million, an increase of 12.1% over the second quarter last year. Revenues increased primarily due to the inclusion of one month of acquired revenues and an increase in VEO revenue, offset by a 21% decline in AxiaLIF revenue, as we work to continue to recover the business lost due to the change in reimbursement.

Gross margins were 67%, a decrease from 74% in prior year period. The decrease in gross margin is due primarily to increased depreciation expense on reusable kits, increased royalty expenses and the new medical device tax that became effective on January 1, 2013.

Operating expenses were $11.1 million in the quarter, an increase of $2.2 million from the prior year period. The increase was due to the inclusion of one month of acquired expenses as well as the inclusion of $1.7 million in one-time costs related to the merger and integration expense as well as expenses related to the U.S. government settlement.

Net loss was $8.5 million in the quarter or $0.26 per share. Excluding the one-time costs referenced above, net loss would have been $6.9 million or $0.21 per share.

Turning to pro forma results, revenues of $5.7 million for the second quarter were in line with our guidance of $5.6 million to $6.3 million and flat from the prior year period. Domestic revenues were $5.5 million, up slightly from last year’s revenue of $5.4 million. International revenues were fairly consistent at about $200,000.

Domestic AxiaLIF revenues were $1.8 million in the quarter, down 21% year-over-year but up 7% sequentially. This quarter represented the first meaningful sequential increase in cases since the first quarter of 2009m when Category III code was put into effect. 153 domestic AxiaLIF cases were performed in the quarter as we began seeing the results of the Category I code and our focus on come-back surgeons.

Year-to-date, we’ve seen 23 surgeons that hadn’t done an AxiaLIF case in over a year performed 43 AxiaLIF cases. ASP for AxiaLIF case was approximately $11,600. This is down sequentially due to a higher portion of cases being single level cases in the quarter. It seems to be expected as we see greater volume from comeback surgeons who are more likely to perform single level cases in line with the Category I code.

Total domestic VEO revenue was $664,000 in the quarter, up 49% from the second quarter of last year and up sequentially by 16%. Procedures were performed in the quarter up 73% from last year and 30% sequentially due to continued interest in this differentiated system that allows direct visualization of the psoas muscle.

Pro forma domestic iO-Flex revenue was $2.6 million in the quarter, a 15% increase from the prior year period and a 9% decline sequentially. 679 procedures were performed in the quarter, down 8% from 741 in the prior quarter due to some dislocation as we integrated the sales force. Certain high volume iO-Flex users have further convenience of stocking inventory directly. The stocking revenue was approximately $150,000 in the quarter, consistent with the prior quarter.

Pro forma gross margin for the quarter was 65.7%, down 370 basis points from the second quarter of last year. The decrease in gross margin was due primarily to increased depreciation expense on reusable kits, increased royalty expenses and the new medical device tax that became effective on January 1.

Pro forma operating expenses were $15.8 million in the quarter. This included $3.8 million in expenses related to the merger and the OIG settlement. Excluding these one-time expenses, operating expenses declined $2.9 million compared to the prior year quarter. This improvement reflects the initial cost synergies achieved from the merger. Pro forma net loss in the quarter was $12.2 million and pro forma net loss per share was $0.27 versus the loss of $11.7 million or $0.26 per share in the second quarter of 2012.

Pro forma net loss excluding special items in the quarter was $8.4 million and net loss per share was $0.19 versus a loss of $11 million or $0.24 a share in the second quarter of 2012. Special items included merger and integration expenses and charges related to the OIG settlement.

Moving on to the balance sheet, our cash and investments increased $5 million this quarter to $19.7 million due to the $17.2 million financing completed in conjunction with the merger, offset by cash used in operations and merger-related expenses. Accounts receivable day sales outstanding was 60 at quarter end compared to 64 in the prior quarter after adjusting for the receivable from the China stocking order which has extended payment terms. Inventory turned to 1.2 at quarter end.

Turning to guidance, we currently anticipate that revenues in the third quarter of 2013 will be in the range of $5.6 million to $6.2 million, reflecting the seasonality of the summer months. Based on the results in the first half of the year and our current outlook for the balance of the year, we have reduced our annual guidance to a range of $23.5 million to $25.5 million and expect to exit the year poised for meaningful growth.

Taking into account the Baxano acquisition and financing transactions, we believe that we have adequate cash and investments to sustain the business midway through the first quarter of 2014. We are currently in the process of evaluating debt financing alternatives that will extend our cash run rate through the end of 2014.

I will now turn the call back over to Ken. Ken?

Kenneth Michael Reali, President, Chief Executive Officer & Director

Thanks, Joe. I would now like to provide you with an update on our key operating goals for 2013. These goals are: Number one, fully integrating TranS1 and Baxano with a focus on achieving revenue and cost synergies; number two, leveraging our accomplishments in 2012 to generate revenue growth in our AxiaLIF and VEO products; number three, continuing our efforts to increase the number of private payors that cover AxiaLIF; number four, meeting our product development goals which include the iO-Tome launch in the fourth quarter and development of the MIS pedicle screw products; and number five, generate additional clinical and economic data to differentiate our products from current standards of care.

As mentioned previously, we closed the acquisition and financing transactions on May 31 and officially changed our name to Baxano Surgical. We have made good progress on the sales force integration and our new sales leadership and management team has been in place since May.

We have also successfully combined two sales forces into one integrated sales team. Any integration of two sales forces naturally results in some dislocation. And as we have discussed above, it’s had some impact on our business in the quarter relative to the iO-Flex products. We are working diligently to protect the current base of business with both companies while also obtaining anticipated cost synergies.

We have completed the initial cross training of our integrated sales force and expect that by the end of the third quarter, the entire sales force would be fully qualified to sell and cover cases for all of our marketed products. We’ve already integrated many of the back office operational processes and expect the remaining aspects of integration will be fully completed by the end of 2013.

As we seek to generate AxiaLIF revenue growth, we have been pleased with the initial results from our focused and comeback surgeons. We have 23 surgeons that have returned to AxiaLIF this year and expect that this number will continue to grow. In the quarter, almost 10% of our cases were done by comeback surgeons. As our sales force becomes fully trained on all products, we are now also increasing our focus on cross-selling AxiaLIF to iO-Flex users.

We believe that increasing the reimbursement coverage and the improved AxiaLIF implant and instruments will allow us to build the surgeon base and increase procedure volume. We also continue to expect positive revenue results from VEO, which will benefit from our larger sales force and cross-selling abilities with iO-Flex. We are continuing our focus on surgeon training, holding larger scale trainings remotely and smaller group trainings that take advantage of our training center in Raleigh, North Carolina, and our soon to be opened West Coast training center in San Jose, California.

All of our surgeon training events now incorporate iO-Flex into the training curriculum. On the reimbursement front, we estimate that we currently have over 100 million covered lives for our AxiaLIF procedure, which is consistent with last quarter. We believe that this number will continue to grow and are employing a two-pronged strategy to continue to expand the coverage. First, we are leveraging surgeon demand and existing clinical data to have procedures pre-authorized on a case-by-case basis. This strategy applies to payors that still regard pre-sacral interbody fusion with our AxiaLIF implant as an investigational or experimental procedure.

We’re starting to gain traction with this strategy and are getting some cases approved with private payors on an individual basis. While we feel this tactic will eventually lead to broader coverage on our Category I code by the private payors, it will take time.

Apart from the cases approved in the quarter, we also have scheduled cases that were cancelled due to lack of coverage. While we are encouraged by the interest surgeons have in performing the procedure, they point out the effort that still needs to go into broadening our private payor coverage. Secondly, we continue to have further data published, which will increase the body of evidence we are sharing with medical directors and help overturn investigational or experimental policies.

Turning to our R&D efforts, we are continuing to prudently invest to broaden and deepen our product lines. Our primary near-term focus is launching iO-Tome, an instrument used with TLIF procedure to perform minimally-invasive facetectomy, which we expect to be fully launched by the end of the year.

We are also working on Avance, a minimally invasive pedicle of screw system to be used with our AxiaLIF and VEO products, which we anticipate launching in 20.1. We continue to be active on the clinical front.

We have four papers submitted for peer review and four papers accepted for publication in the quarter. These include the first two VEO clinical papers along with a positive AxiaLIF two-level paper. Now that the Category I code is in place, the number of sites for the randomized clinical trial comparing AxiaLIF with TLIF is growing.

We currently have eight sites enrolling patients and expect that two more to be added soon which will boost our enrollment numbers. We are also focusing on closing out the original iO-Flex study and working on the STRiDE Study. The one year data from the original iO-Flex study shows that the use of iO-Flex can improve clinical outcomes and health economics versus decompression performed with traditional instruments.

The results from the one year follow up paper would be submitted for publication this year. We will have two-year data from the study that reviews the effectiveness of the iO-Flex instrument based on patient-derived clinical outcomes in the middle of next year. The STRiDE study seeks to demonstrate the clinical value of the iO-Flex instruments used in the decompression for a stable spondylolisthesis indication where fusion may not be necessary.

The study currently is on track to complete enrollment of 50 patients by the end of the year. We believe the progress that we had made this year including the Baxano acquisition, the re-launch of AxiaLIF and the continued VEO market penetration will position us to deliver revenue growth in the coming quarters.

We feel we have positioned the company well over the past couple of years and are pleased with where we sit today as the new Baxano Surgical. We are focused solely on the minimally invasive segment of the spine market. We believe this is the most attractive opportunity in spine, as we have expected to far outpace the growth of the traditional spine segment. We believe that our current and planned MIS focused products represents strong platform for growth. A positive MIS market dynamics coupled with our strong surgeon training and the maturing of our sales team will allow us to execute on our growth plans.

With that, I’d like to open the call to take your questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] And the first question is from Matt Miksic of Piper Jaffray. Please go ahead.

<A – Ken Reali – Baxano Surgical, Inc.>: Good afternoon, Matt.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Good afternoon. Sorry, I have been on mute there. Do you hear me okay?

<A – Ken Reali – Baxano Surgical, Inc.>: We can hear you great, Matt.

<Q – Matt Miksic – Piper Jaffray, Inc.>: So thanks for taking my questions. One – and I have to apologize because there’s a lot of people, I think, we’re hopping back and forth between there’s sort of an emergency call here going on, one of the other company in our space. But can you explain just – and again I apologize for this, but the difference here between pro forma second quarter and this $3.9 million? I’m just looking through the press release trying to understand and I’m sure you covered it in your prepared remarks. So, pro forma second quarter revenues $5.7 million, reported $3.9 million?

<A – Joe Slattery – Baxano Surgical, Inc.>: Sure, Matt. It’s Joe. Yeah, we – it will help a lot to get the schedules on the press release. We got a couple of moving pieces of traditional non-GAAP measures or one-time items and then we’ve got pro forma. Basically, pro forma is put the two companies together and put some adjustments on that, and then the one-time or the non-GAAP measures are removing the OIG and the merger expenses, so the GAAP revenues were $3.9 million and that included one month of sales of the legacy Baxano products.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Okay. So this is just, I think, similar to last quarter, you’re saying had you owned the other assets for all three quarters, then it would have been $5.7 million, that’s the point you’re making?

<A – Joe Slattery – Baxano Surgical, Inc.>: Correct.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Okay, that’s a great point. But, thanks for that and again I apologize for being a little thick here around that. I wanted to get a sense of the environment on the sort of MIS side, which is minus the MIS, I guess I mean broader MIS including lateral. Can you talk a little bit about maybe just what sort of wins you’ve had, what sort of interest you’ve had? There’s an awful lot of competition kind of converging around that space, some small, some large. And I’d just love to hear if you think you have what you need in terms of the full system, are there implants that you need or are you with what you have or are you already having some successes and how?

<A – Ken Reali – Baxano Surgical, Inc.>: Yeah, Matt, that’s a great question. And I’ll start off by saying that what we anticipated by acquiring Baxano was a greater access to MIS focused spine surgeons, whether that be orthopedic spine or neuro and we have not been disappointed in that whatsoever. What we found early on in our diligence before the acquisition is not a large overlap in the customer basis. And early on, we’ve been able to, for instance, with iO-Flex surgeons develop that rapport and gain that access and be able to introduce them to AxiaLIF and VEO and these are surgeons that we would not normally have an audience with.

And at the same point, a lot of our loyal AxiaLIF and VEO surgeons that were not predominantly users of iO-Flex, we were also able to and have been able to introduce to the iO-Flex instrumentation for their decompressions.

So, the early results on this have been positive and certainly, our sales force is still getting fully cross trained, so I don’t think we’ve hardly maximized that opportunity. We continue to feel that the MIS market segment will encompass a larger and larger portion of the traditional market segment.

Our estimates today are it’s about 25% of the total spine market, if you count lateral and you count things like AxiaLIF and percutaneous pedicle screws. So when we look at the market segment and the opportunity, we expect over the next four to five years, MIS procedures to start approaching half of the traditional spine market.

So when we look at our portfolio today of AxiaLIF and VEO and iO-Flex and then by the end of the year iO-Tome and then by next year Avance, our MIS pedicle screw system, we’re starting to develop a real focus albeit strictly lumbar in minimally invasive procedures, all with the same type of mentality, Matt, of doing minimal collateral damage to the spine. And our philosophy is if you do minimal collateral damage to the spine, you’re going to ultimately improve outcome to reduce complications and reduce costs in your healthcare system and that’s certainly the philosophy of Baxano Surgical.

That’s the philosophy that our customers, our surgeon customers share as well, and we’ll actively continue to pursue more clinical data in that area but also continue to look for products that we feel either organically or through other means fit with that philosophy as well.

<Q – Matt Miksic – Piper Jaffray, Inc.>: That’s great and thanks for that, Ken. The follow-up just on some of the dynamics that you talked about with respect to surgeons who are heavy users of TLIF, surgeons who may be facing some pressure for payors and difficulty in getting sort of maybe less severe cases of instability or spondylolisthesis or something like that approved and the opportunity therein to penetrate iO-Tome beyond perhaps what it was – where the company was reaching into before. Can you talk a little bit about that dynamic and maybe what you’re seeing so far?

<A – Ken Reali – Baxano Surgical, Inc.>: Yeah, absolutely. And I think that works two ways based on your question. First of all, iO-Flex which is our decompression instrument can penetrate the decompression procedures that are now...

<Q – Matt Miksic – Piper Jaffray, Inc.>: Yes, I’m sorry. I actually – I’m sorry to interrupt, I actually meant iO-Flex but [indiscernible] to follow, right?

<A – Ken Reali – Baxano Surgical, Inc.>: Yeah. No problem, Matt. Yeah, so what we’re seeing with iO-Flex and certainly this is something that Baxano incorporated before the acquisition is really the growth of decompression procedures as a surgical solution where fusions were two or three years ago. And one of the goals of the STRiDE study which is stable spondylolisthesis is to show the effectiveness of iO-Flex, that instrumentation in that type of indication. So using the iO-Flex instruments in lieu of a rongeur or [indiscernible] to really get in and clear out the foramen.

What our surgeons like about that approach is they do not have to remove the facet joint when they use iO-Flex but they can go in and clean out the foramen and not destabilize the spine. And many of them feel that that actually prevents a further surgical procedure down the road like a fusion, like a TLIF in this case because they can keep the facet joint in place and hence maintain the stability of the spine. But clearly, just based on the medical necessity portion of that and where payors are pushing back, that’s just a continued opportunity for us to continue to grow the iO-Flex technology and it’s instrumentation in decompression procedures. So that has been affirmed.

We have – I was talking with a doctor – a couple of doctors last week that just were affirming their view that iO-Flex based on its less invasive approach in cleaning out the foramen reduces hospital stay in a typical Medicare patient versus a standard decompression, because they don’t have to remove the facet joint, they can get full visualization of the neural elements, clean out the foramen but because they’re not removing a big portion of the spine, this patient is still home the next day. Where in a typical older patient, even on decompression, they’re staying in the hospital two or three days. So those are the type of results that we’re trying to capture, that we think that clinical data will allow iO-Flex to continue to penetrate the market.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Great. Thanks, Ken. Thanks, Joe.

<A – Ken Reali – Baxano Surgical, Inc.>: Thanks, Matt.

Operator: [Operator Instructions] The next question is from Greg Chodaczek, and excuse my pronunciation, of First Analysis. Please go ahead.

<A – Ken Reali – Baxano Surgical, Inc.>: Greg Chodaczek. Welcome, Greg.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Ken, in terms of reimbursement, you have a 100 million covered lives, I’m assuming half are about Medicare. Can you talk about what type of patients had an AxiaLIF done, I mean did you see any bonus of Medicare patients come in in the last six months? And you talked about strategy going forward with data, but what’s going to get the big boys to finally decide that this is a real product and reimburse this thing?

<A – Ken Reali – Baxano Surgical, Inc.>: Right. That’s a – well, that’s a great question, Greg, and certainly the sequential case growth that we saw for the first time, the 21 case uptick here in the second quarter was driven largely by Medicare patients and doctors that had a larger percentage of Medicare patients. So we have certainly seen that in pockets. Certainly, our goal is to continue to grow those pockets. We have a focused strategy on surgeons that do a higher proportion of Medicare patients and fusions because that is a short term opportunity to us until we get the private payors, the big private payors such as the United, Aetnas and Cignas to fully cover the presacral interbody fusion with AxiaLIF.

With that said, we have seen one-off cases approved by the private payors and we continue to have, I think, a 50-50 shot at those cases, some seem to get approved and some don’t. But our goal with that bottoms-up approach is to show utilization and demand for the Category I code for this procedure. So when it comes time for that private payor to review the policy again, the fact that they see demand coupled with increased clinical data and publications will force them to make a coverage decision in our favor and that’s part of our strategy.

But we continue to have surgeons come to our training center to get trained on AxiaLIF and certainly their goal when they go back is to do Medicare patients, which they know it’s covered and then work with us as well to try to get the private payors to pay for cases. So we really try to manage expectations there, because we do not want to alienate a surgeon, may get frustrated and not getting a case approved with a private payor.

Many spine surgeons, Greg, are used to this because they went through with the cervical disc replacements which was the last Category I code approved in spine four, five years ago and they remember what that’s like. Now, cervical discs are more broadly recognized for coverage, but we can relate that back and certainly we gain their support because it’s real important that we not just target Medicare, but we also try to push the private payors for coverage on a case-by-case basis.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay. Thanks, Ken. And in terms of product synergy, have you seen any small uptick in AxiaLIF based on seeing a surgeon who’s an iO-Flex surgeon or vice versa?

<A – Ken Reali – Baxano Surgical, Inc.>: That’s a great question. We have just started to see that. We actually had a surgeon in our training lab here in Raleigh, North Carolina last Saturday that was brought in because he was an iO-Flex user and he was there to get trained on AxiaLIF. So as we’ve trained our sales force and integrated our sales force, it’s taken some time, probably a little longer to get the sales force integrated then we had initially hoped for, but some of that was delayed based on our closing time. But we’re just starting to see that.

What we’ve seen to a greater degree already, especially in the past month or so is use of the iO-Flex instruments in decompression by AxiaLIF and VEO surgeons. That’s a little bit of a shorter hurdle to adoption and certainly it’s why we see iO-Flex rebounding strongly here going forward and just because the learning curve and the ability to adapt to iO-Flex instrumentation in decompression is a shorter learning curve than learning a new fusion procedure.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: And that would be my next question is do you see more synergy going that way than a decompression going to an AxiaLIF patient?

<A – Ken Reali – Baxano Surgical, Inc.>: I think in the short term, yes. I think in the longer term, it’s going to go both ways pretty strongly. Certainly, there are many more iO-Flex customers than there are AxiaLIF or VEO, just because it’s a product that is used in a much broader group of MIS surgeons. So one of the attractive portions of this acquisition for us was scale and access. We had felt for some time that getting the access to surgeons, accessing the operating room, being able to develop rapport with them and then being able to cross sell was a critical ingredient. So as we’re going forward, we really view the iO-Flex to AxiaLIF or VEO cross selling opportunity as a very strong one for the company’s growth going into next year.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: And last but not least, I know it’s a pipeline product but you talked about pedicle screws, MIS pedicle screws. Can you give us a little more info on that? I mean why is that different? Just tease us a little bit on that.

<A – Ken Reali – Baxano Surgical, Inc.>: That’s absolutely great. Well, this is a project we started a year ago with a surgeon design team and certainly have had racked up a strong portfolio of intellectual property that we have licensed in this area for percutaneous pedicle screw system. We’ve often felt that with AxiaLIF and VEO, we miss out on a revenue opportunity in every case we’re in where they bring in a competitive pedicle screw system, we just cannot participate in that at this point in time.

So, our objective there is to participate in that opportunity and offer a bundled opportunity with AxiaLIF/VEO and in some cases the iO-Flex or iO-Tome as well. So, it’s a good expansion for us. It’s not, I would say, differentiated like our other technologies, but it will be a system that will compare very well with the best systems out there, the best percutaneous systems on the market and that’s certainly been our benchmark. We will look forward to launching that about middle of next year.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay. So the way I look at it is it’s, I don’t want to say commodity product but it’s more of a possibility of expanding revenue per case than a revolutionary product?

<A – Ken Reali – Baxano Surgical, Inc.>: That’s the way to look at it, Greg, absolutely.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay, great. I appreciate it, guys.

<A – Ken Reali – Baxano Surgical, Inc.>: Yes, thank you Greg. Thanks for your questions.

Operator: The next questioner is Jason Wittes of Brean Capital, please go ahead.

<Q – Jason Wittes – Brean Capital LLC>: Hi, thanks for taking the question.

<A – Ken Reali – Baxano Surgical, Inc.>: Good afternoon, Jason.

<Q – Jason Wittes – Brean Capital LLC>: Afternoon. A little technical difficulty in the beginning so I apologize if some of these questions have been answered. But in looking, you mentioned 23 surgeons have returned to AxiaLIF this year and it’s about 10% of your case load. Could you remind us again how many return surgeons you’re targeting this year? And I guess 23 is in line with your expectations going into this year?

<A – Ken Reali – Baxano Surgical, Inc.>: Yeah, we have not given out a number on that, Jason, but it is in line with, I would say, what our goals and expectations have been, particularly with not having gotten all the private – the large private payors in line yet. So, certainly as we grow the private payor coverage, we expect the comeback surgeons to also grow. But I would also keep in mind that we are shifting our focus to a little broader target area now.

As I mentioned in the script, we’re going after new surgeons with AxiaLIF, particularly those that we’re exposed to with iO-Flex and that is a new target area that we’ll be focusing on in the third quarter going forward. So it’s now a broader field. It’s not just the comeback guys which are the lowest hanging fruit, of course, but also its new MIS surgeons. A typical target for us is a younger surgeon that’s using iO-Flex, that is certainly looking for a better solution at L5/S1 than an ALIF or a DLIF or a TLIF and certainly our minimally invasive presacral approach is appealing to a lot of those surgeons as well.

<Q – Jason Wittes – Brean Capital LLC>: Okay. Thank you. That’s helpful. Also in terms of training, I guess I wanted to clear – I know that you’re kind of cross-training iO-Flex. For these training sessions that you’re hiring, are they specific to one of your four platforms or are they sort of a mix of iO-Flex and maybe TranS1 or even VEO, mixed in or is it kind of very specific?

<A – Ken Reali – Baxano Surgical, Inc.>: You mean when we do a surgeon training?

<Q – Jason Wittes – Brean Capital LLC>: Yeah.

<A – Ken Reali – Baxano Surgical, Inc.>: We try to train on all of our products. Certainly, there may be a surgeon that will come to our training center with a particular focus to learn AxiaLIF or iO-Flex or VEO, but certainly our goal is to expose them to all of our technologies. And typically if they take a trip to Raleigh, North Carolina, or to San Jose, California, they’re going to be open to doing that.

And what we found frankly is as they come in the door and they see all the products, their focus sometimes shifts and it might go from, wow, I want to get trained on iO-Flex but I really like what you’ve done with AxiaLIF and the improvements you’ve made or VEO is not what I expected, it gives me much better visualization than what I get today with three-bladed retractor system.

So we certainly continue to see that, and to us, one of our most critical focuses as a business today that we think will really move the needle is peer-to-peer surgeon training. So our goal is to bring a surgeon in and also have another surgeon that can come in and train them on all of our products. So getting our faculty to be adept at training on iO-Flex, AxiaLIF and VEO is extremely important to us because that training piece and that peer-to-peer training is a critical driver to our business and it will be for some time.

Keeping in mind that in our world, most of these surgeons are not exposed to our technologies in their fellowship program like they are with pedicle screws or doing a TLIF case or an ALIF case. So it falls to us and our surgeon faculty to properly train surgeons to get the best outcomes on our technology. So that is a critical area of focus for the company. It’s one that we’ll continue to look at and how we can raise the bar and do it in a way that is going to drive better and better outcomes for the surgeon’s patients.

<Q – Jason Wittes – Brean Capital LLC>: Is there a notable expansion in those programs and if I look at the second half of this year, now that you’re sort of combining Baxano with TranS1 plus obviously...

<A – Ken Reali – Baxano Surgical, Inc.>: Definitely, we continue to expand our surgeon training. And with the integration of the two companies were we were able to upgrade our professional education group significantly with a combined team, and we’re certainly leveraging that now and I see our surgeon training just growing. Now those aren’t numbers that we’re disclosing, but certainly we’re going to leverage the San Jose training center in the West Coast which will open in early September and continue to have our Raleigh training center available to surgeons across the country as well as internationally. So we do expect surgeon training to climb as we go through the year.

<Q – Jason Wittes – Brean Capital LLC>: Okay. And then on, actually, the reimbursement, you’re basically currently at about 100 million lives and I think you’re testing to see how much further you can push that, but also should we expect some of the major insurers usually make decisions toward the end of the year, is that still kind of a milestone to look out for, obviously not one that we can initially predict here but...

<A – Ken Reali – Baxano Surgical, Inc.>: Yes, I can’t make any promises or predictions but you are right, Jason. The end of the year or early next year is when they typically re-evaluate, and as I articulated earlier, our goal is to show strong utilization and demand for our Category I code and that’s why appealing to these payors on a case-by-case basis is important and we’ve had some success there and we’ve had some that have not been successful. The other piece to this is continued publications and those publications on presacral interbody fusion with AxiaLIF continue to grow. The head-to-head comparison of AxiaLIF to ALIF just got published electronically and that’s available on PubMed now.

So those types of papers will make a differences as well as they look to re-evaluate the technology at the end of the year or early next. So, our fingers are crossed and certainly we’ll continue to drive our strategy. This is benchmarked with how cervical disc replacements gained broader private payor coverage when they got the Category I code in spine and it came down to utilization and clinical data. And certainly we feel our bar may be a little lower because we’re not a PMA product. We’re certainly just another fusion by many means, just a different access to the spine and that positioning is important.

So we’ll continue to follow that pathway and continue to hammer that home with the payors and the medical directors at the payors.

<Q – Jason Wittes – Brean Capital LLC>: Okay. Great. Thank you very much.

<A – Ken Reali – Baxano Surgical, Inc.>: Thanks, Jason.

Operator: At this time, I would like to turn the conference back to Mr. Reali for any further remarks.

Kenneth Michael Reali, President, Chief Executive Officer & Director

Thank you, Janine. Well, let me close by thanking all of you for taking the time to join us on our call today. I am encouraged with the continued progress in our business and enthusiastic about the opportunities in front of us at Baxano Surgical. We sincerely appreciate your interest and look forward to updating you on our progress next quarter. Have a good night.

Operator: Ladies and gentlemen, thank you for participating in today’s program. This does concludes the conference and you may all disconnect. Everyone, have a good day.